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                                  Exhibit 99.1

       BOSTON LIFE SCIENCES' CENTRAL NERVOUS SYSTEM PROGRAM IDENTIFIES
                       OPTIC NERVE REGENERATION PATHWAY

  Glaucoma Added to the Company's Spinal Cord Injury and Stroke Drug Development

January 21, 2000--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the recent identification by the Company's collaborating scientists of a previously unknown biological pathway through which optic nerve regeneration is apparently stimulated, will greatly enhance the development of BLSI's proprietary central nervous system axonal growth factors. These findings will soon be submitted in an extensive monograph to a premier neurological journal.

The discovery of this novel pathway (included in the pending patent rights licensed to BLSI through its CNS research program) impacts specifically on potential ophthalmic applications. Consequently, therapeutic treatment for glaucoma is now encompassed within the possible uses of AF-1 and Inosine. Both of these axonal growth factors (covered by patents licensed to BLSI) were previously reported by the Company's collaborating scientists to significantly stimulate optic nerve regeneration in rats following experimental injury. However, until now, the mechanism by which this occurred was obscure.

Dr. Marc Lanser, Chief Scientific Officer of BLSI, commented, "though we have understood for some time the mechanism by which Inosine and AF-1 significantly stimulates nerve regeneration in the corticospinal tract of the spinal cord, the pathway underlying AF-1's ability to regenerate the optic nerve appeared to be more complicated. These latest findings on the optic nerve have provided a much broader platform upon which we expect to expand the development of these compounds into glaucoma treatment. Glaucoma, which is a major cause of blindness in the U.S., results from abnormally high intra-ocular pressure which in turn causes irreversible ischemic destruction of the optic nerve. Present treatment consists of normalizing intra-ocular pressure but cannot regenerate the destroyed optic nerve. Noninvasive treatment with AF-1 has the potential to regrow the optic nerve by stimulating the retinal ganglia cells to regenerate the axons comprising the optic nerve and thus re-establish their connections in the visual cortex of the brain, thereby restoring vision."

BLSI also announced that AF-1, which is a naturally occurring proprietary small molecule, has now been demonstrated to stimulate regeneration of the spinal cord following partial transection in a manner similar to that achieved by Inosine, another of the Company's CNS small molecule growth factors. The remarkable spinal cord regenerative effects of Inosine were reported in the November 9, 1999 issue of the Proceedings of the National Academy of Sciences (PNAS).

"The PNAS article documents the heretofore unprecedented scientific findings that the long motor tracts of the spinal cord can be regenerated by administering Inosine directly to the motor cortex of animals," stated Dr. Lanser. "In a follow-up to the PNAS article, we have recently repeated the experiments using AF-1 and found the same extraordinary regenerative growth in the spinal cord. Based on those impressive results, we are aggressively pursuing pre-clinical development of both AF-1 and Inosine for spinal cord injury and stroke. We will now add glaucoma."

"In addition to being in the advantageous position of possessing two naturally-occurring small molecules having potentially extraordinary, broad-based CNS nerve regenerative properties, our program also has been able to synthesize a family of small molecule analogues through utilization of our proprietary knowledge delineating the mechanism by which these molecules work. We believe that this growing portfolio of CNS growth agents places us within the forefront of CNS regeneration," added Dr. Lanser.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to fusion toxins, BLSI's products in clinical trials or in preclinical development include: Altropane(TM), a radioimaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

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Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the adequacy of the Company's capital resources, discussions with regulatory agencies, expected timing and results of clinical trials, schedules of IND, NDA and all other regulatory submissions, the possible approval of products, the timing of product introductions, the market size for the Company's products and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties and actual results may vary materially from these statements. Factors that may affect future results include: regulatory decisions, results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the outcome of discussions with potential partners, the availability and adequacy of financial resources, market acceptance of the Company's products and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A.


FOR FURTHER INFORMATION, PLEASE CONTACT:

Media                     Investors                   Corporate
Jim Weinrebe              Maria Zapf                  Boston Life Sciences, Inc.
Schwartz Communications   Boston Life Sciences, Inc.  Marc Lanser, M.D.
781.684.0770              617.425.0200                Chief Scientific Officer
                                                      617.425.0200

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